UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 23, 2005

Nextel Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19656	36-3939651
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2001 Edmund Halley Drive , Legal Department , Reston , Virginia		20191
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-433-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On June 23, 2005, Nextel Communications, Inc. and Sprint Corporation issued a joint press release that announced the new brand name and logo that will be used by Sprint Nextel Corporation upon completion of their merger. The press release is furnished as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.
Not applicable.
(b) Pro Forma Financial Information.
Not applicable.
(c) Exhibits.
The following exhibit is filed with this report:
Exhibit No. Exhibit Description
99.1 Press Release dated June 23, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nextel Communications Inc.

June 23, 2005	By:	Gary D. Begeman

Name: Gary D. Begeman
Title: Vice President & Deputy General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 23, 2005.